Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan, Vice President and CFO
517/372-9200

Neogen reports record revenues and earnings

LANSING, Mich., July 19, 2016 — Neogen Corporation (NASDAQ: NEOG) announced today that revenues for the fourth quarter of its 2016 fiscal year, which ended May 31, were $90,079,000, an increase of 15% compared to the prior year quarter. Revenues for fiscal 2016 increased 13% to $321,275,000 from the prior year’s $283,074,000. This increase was aided by recent acquisitions completed by the company, and was achieved despite adverse top line currency adjustments of approximately $7.7 million for the full year resulting from currency weakness in Neogen’s international markets.

Neogen’s fourth quarter net income was $9,857,000, or $0.26 per fully diluted share, compared to $9,384,000, or $0.25 per share, in fiscal 2015. Net income for the 2016 fiscal year increased 9% to $36,564,000, or $0.97 per share, compared to the prior year’s $33,526,000, or $0.90 per share. Revenues and net income for the fourth quarter, and the 2016 fiscal year, established new all-time highs for the 34-year-old company.

“Despite facing the challenges all American companies with significant international revenue sources have recently faced, we are pleased to report that a solid 2016 fiscal year performance keeps us on our strategic plan,” said James Herbert, Neogen’s chief executive officer and chairman. “We met our goal of producing double-digit organic growth for the fiscal year, expanded the company’s product line and broadened our geographic foundation. Although the relative strength of the U.S. dollar created challenges to our short-term financial performance, it also created acquisition opportunities.”

The fourth quarter was the 97th of the past 102 quarters that Neogen reported revenue increases as compared with the previous year — including all consecutive quarters in the last 11 years.

“Neogen is well positioned as the U.S. FDA implements additional elements of the Food Safety Modernization Act, and other regulators worldwide adopt risk-based approaches to prevent foodborne problems — rather than reacting after something goes wrong,” said Richard Calk, Jr., Neogen’s president and chief operating officer. “Our comprehensive suite of food safety products and services, and expertise gained through our 34 years of working with the food industry, have positioned us to help food companies comply with these expanding global regulations.”

Neogen’s gross margin was 47.6% in its 2016 fiscal year, compared to 49.3% for fiscal 2015. Factors contributing to the decline in gross margin included a shift in mix toward product lines with lower gross margins than the company average, adverse currency translations, incremental revenue from acquisitions that currently have gross margins lower than the company’s historical average, and standard cost adjustments at our Mexican operation. Operating expense growth of 12%, less than the 13% revenue growth, somewhat moderated the decline in gross margin percentage.

“We were again adversely affected by currency fluctuations in the fiscal year, impacting both our top and bottom lines, as the strength of the U.S. dollar resulted in comparatively lower values for the euro, the British pound, the Brazilian real, and the Mexican peso. For the entire year, the adverse currency effect resulted in us reporting approximately $0.08 per share of earnings less than we would have reported in a neutral currency environment,” said Steve Quinlan, Neogen’s chief financial officer. “For some perspective on this, in local currencies our Brazilian subsidiary recorded a 49% increase in sales for the year, which was reduced to 7% following conversion to dollars, and our Mexican subsidiary’s local currency increase of 44% was reduced to 20% when converted to dollars.”

Neogen’s Animal Safety segment achieved a revenue increase of 16% in the 2016 fiscal year when compared to 2015. The segment’s organic growth was 14% compared to the prior year, and was aided by a new distribution agreement with a large equipment manufacturer in the commercial dairy industry. Sales of the company’s rodent control products increased more than 50% in the current year compared to the prior year, as Neogen increased its contract manufacturing of rodenticides, and the company’s own products continued to make gains in the important retail agricultural rodenticide market.

The Animal Safety segment also recorded a 15% increase in sales of its animal care products in fiscal 2016 compared to the prior year; these products include its biologics, wound care, and equine and small animal supplements. The company’s line of biologics includes BotVax® B, the only available vaccine against equine botulism.

Revenues from Neogen’s animal genomics business increased 22% in fiscal 2016 compared to the prior year, led by additional business with a large poultry producer, increased market share with its proprietary DNA chip technology (primarily to cattle and pig producers), and increased canine testing.

Revenues from Neogen’s Scotland-based subsidiary increased 3% for the 2016 fiscal year in local currencies, but decreased 3% after converting to U.S. dollars. Following adverse currency translations mentioned earlier, Mexico-based Neogen Latinoamerica’s sales increased 20%, while Neogen do Brasil’s revenues increased 7%. Neogen recorded an 86% increase in sales into China, albeit from a small base.

Revenues for the company’s Food Safety segment increased 11% during the current fiscal year compared to the prior year. The Food Safety segment’s revenue performance for fiscal 2016 was disproportionally affected by the negative currency translations, as Neogen’s operations in Scotland, Mexico and Brazil all report through that segment. Organic growth for the Food Safety segment was 6% for the year; excluding the adverse currency effect, the increase was 12%.

The company’s sales of its AccuPoint® Advanced Sanitation Monitoring System products increased 18% in fiscal 2016, as the company’s next generation system continued to gain market acceptance, and food companies responded to increasing requirements to test food production environments for the presence of possible contaminants. Sales of Neogen’s disposable test vials for use with BioLumix® and Soleris® test systems increased 30% in fiscal 2016 compared to the prior year. Both systems allow for the accurate detection of spoilage organisms in much less time than traditional microbiology methods.

Sales of Neogen’s rapid tests for food allergens, such as gluten and peanuts, continued their strong performance in the fiscal year, growing approximately 20% compared to the prior year. The growth was aided by increasing global regulatory efforts, consumer demand to ensure that products represented as being free of food allergens are correctly labeled, and by strong initial sales of Neogen’s new product to simultaneously detect six tree nuts with one test. Sales of Neogen’s Acumedia® dehydrated culture media into traditional domestic culture media markets, including animal vaccine and cell culture market segments, increased 16% in the current year when compared to fiscal 2015.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended May 31		Year ended May 31
	2016	2015	2016	2015
Revenue
Food Safety	$39,529	$35,595	$145,841	$131,479
Animal Safety	50,550	43,016	175,434	151,595

Total revenue	90,079	78,611	321,275	283,074
Cost of sales	48,227	40,913	168,211	143,389

Gross margin	41,852	37,698	153,064	139,685
Operating expenses
Sales & marketing	15,872	14,140	57,599	51,757
Administrative	8,107	6,604	29,189	25,233
Research & development	2,248	2,332	9,890	9,577

Total operating expenses	26,227	23,076	96,678	86,567

Operating income	15,625	14,622	56,386	53,118
Other income (expense)	(382)	(314)	(873)	(1,042)

Income before tax	15,243	14,308	55,513	52,076
Income tax	5,425	4,875	18,975	18,500

Net income	$9,818	$9,433	$36,538	$33,576
Net loss (income) attributable to non-controlling interest	$39	$(49)	$26	$(50)

Net income attributable to Neogen Corp	$9,857	$9,384	$36,564	$33,526
Net income attributable to Neogen Corp per diluted share	$0.26	$0.25	$0.97	$0.90
Other information:
Shares to calculate per share	37,933	37,648	37,875	37,444
Depreciation & amortization	$3,711	$2,797	$12,540	$10,649
Interest income	84	70	322	228
Gross margin (% of sales)	46.5%	48.0%	47.6%	49.3%
Operating income (% of sales)	17.3%	18.6%	17.6%	18.8%
Revenue increase vs. FY 2015	14.6%		13.5%
Net income vs. FY 2015	5.0%		9.1%

NEOGEN CORPORATION SUMMARIZED CONSOLIDATED

BALANCE SHEET DATA

(In thousands)

	May 31	May 31
	2016	2015
	(Unaudited)	(Audited)
Assets
Current assets
Cash & investments	$107,796	$114,164
Accounts receivable	67,652	59,208
Inventory	64,371	51,601
Other current assets	10,182	6,222

Total current assets	250,001	231,195
Property & equipment, net	54,683	44,473
Goodwill & other assets	147,031	116,513

Total assets	$451,715	$392,181
Liabilities & Equity
Current liabilities	$28,598	$25,456
Other long-term liabilities	18,956	15,762
Equity: Shares outstanding 37,568 in 2016 & 37,128 in 2015	404,161	350,963

Total liabilities & equity	$451,715	$392,181

###